Tennis Operations Agreement

This Tennis Operations Agreement (”Agreement”) is made and effective as of February 16, 2009 by and between Thermal Tennis, Inc. a Nevada corporation (“Thermal) and Caughlin Club Management Partners, LLC and Nevada limited liability company (“CCMP”).  The purpose of this agreement is to state the terms and conditions under which the CCMP/Thermal relationship is created herein and to protect CCMP and Thermal tine and energy expended over the past years in developing their respective tennis programs and clientele.

Location:     4100 Caughlin Parkway, Reno NV

Scope of Services:     Thermal Tennis shall provide the following services during the hours of operation:

1.	Manage and operate the Tennis Department, the tennis program and related facilities;

2.	Coordinate Tennis Department activities such as tournament and rental requests as well as open use and lesson programs;

3.	Provide all necessary staff and equipment for the successful operations of each of the foregoing;

4.
Make reasonable business efforts to maintain the integrity of the Tennis Department and insure the courts, equipment and other personal property are not subjected to abuse or uses not consistent with the operation of the Tennis Program.

5.	Promptly notify CCMP Management of ant maintenance issues, hazards, guest or staff injuries or significant membership issues.

6.	Help promote the general membership of CCMP in cooperation with CCMP Management.

7.
Thermal shall restrict the use of the courts to CCMP Members except in instances where Thermal is conducting lessons, running leagues, programs tournaments, etc., or as otherwise agreed by CCMP Thermal shall use reasonable efforts to police the courts to minimize instances of non-members using the courts when not directly involved in programs being run by Thermal.

Normal Hours of Operation:

April-October: Monday through Friday, 5:00 am-10:00 pm; Saturday and Sunday. 8:00 am-7:00 pm, but times will vary.
November – March:  Monday through Friday, 7:00 am – 9:00 pm; Saturday and Sunday, 9:00 am – 5:00 pm, but times will vary.

Tentative Schedule:

1.	Tennis Courts are open for drop in play year round, weather permitting.

2.	League play, lessons and programs may be offered year round, weather permitting.

Activities may be cancelled at any time due to weather, lack of participation, or other unforeseen reasons.  CCMP makes no guarantee or commitment as to the number of operational days that will occur.

Operations:  Thermal shall provide equipment necessary to run the operations in quality and quantity reasonably necessary to meet demands and satisfy users at the Tennis Department.  CCMP shall provide Thermal with space in one of the storage garages near the courts for its equipment and supplies.  Thermal agrees not to compete with CCMP’s café operations.  Both parties agree to work together in good faith to coordinate events, tournaments and leagues and to promote each others operations.

Thermal agrees to provide a copy of its fees and charges to the CCMP for review and approval, with approval not to be unreasonably withheld, conditioned or delayed.

Payments to CCMP for Rights to Operate/Manage Tennis Department:
Thermal will charge non-members a reasonable premium for participation in the programs, leagues, tournaments, lessons, classes, etc.  Premiums for non-members will generally be in the 20% range.  For example, a private lesson to a member may be offered at $50.00 while a non-member may pay $60.00.

Thermal agrees to provide a monthly accounting to CCMP showing fees charged and collected, including a breakout of premiums charged to non-members. Thermal agrees to pay to CCMP the total amount of the premiums charged by the 20th day of the following month, or at CCMP’s election, such amount may be offset against amounts otherwise due Thermal.

Thermal shall be given the exclusive use of the Tennis Cabana.  Should Thermal or an affiliate of Thermal wish to conduct pro-shop sales and activities from the Cabana, Thermal shall be solely responsible for proper licensing, staffing, insurance, etc. for such an operation.  CCMP shall arrange for a phone and internet connection at the Cabana for Thermal’s use.  Thermal agrees to reimburse CCMP for the cost of such services on a monthly basis.

Thermal agrees to retain the services of Christy Funk to serve as activities director.  CCMP shall pay Thermal $2,000 per month for such services beginning with the month of April. Payments shall be made by the 5th of each month.  Thermal shall be solely responsible for payment to Christy Funk including employment taxes, if applicable.

Permits and Taxes:  Thermal agrees to obtain, and pay at its own expense, any and all permits and licenses, which may be required by law or ordinance in the conduct of the Tennis Department and to timely pay any and all taxes, which may be assessed against it for whatever purposes in the operation of Tennis Department.

Maintenance:  Thermal shall be responsible for general garbage pick-up on and around the courts and tennis shack on the dates the Tennis Department is open to the membership. Thermal will be responsible for washing all the courts after the winter season (generally April) and roughly each 4 to 6 weeks thereafter until winter.  All garbage and debris shall be placed in trash containers provided by CCMP.  CCMP will have cleaning or maintenance personnel empty the garbage containers during the evening or early morning.  CCMP will coordinate during large events to provide additional trash removal as needed.  CCMP shall coordinate with Thermal to assist in removal/dropping of windscreens during the winter and early spring months to facilitate snow melt and minimize wind damage during the windy season.

No alterations and/or changes may be made to CCMP premises without written approval from CCMP.  Unless otherwise agreed, any approved alterations will be at the expense of Thermal.  The cost of repairing any damage occurring during the terms of this agreement as a result of Thermal’ failure to comply with the provisions of item 4 under Scope of Services above shall be Thermal’s responsibility.

Utilities:     Electricity will be supplied by CCMP and CCMP personnel will be responsible for garbage container emptying as provided above.

Liability Insurance:  Thermal shall procure and maintain Comprehensive and Commercial General Liability Insurance (occurrence form) from a carrier licensed to do business in the State of Nevada with a Best rating of A.VII or above.  Minimum acceptable policy limits shall be in an amount of not less than one million dollars ($1,000,000.00), combined, single limit, occurrence based policy, in a form reasonably satisfactory to CCMP.  A certificate of insurance evidencing said coverage shall be supplied by Thermal upon request, naming CCMP as an Additional Insured under the liability policy.  The liability policy shall contain a provision that such policy shall not be cancelled until thirty (30) days prior written notice of cancellation has been received by CCMP.

Workers’ Compensation Insurance:     Thermal shall maintain and upon request, deliver to CCMP evidence of worker’s compensation as required by the State of Nevada.

Term:  The term of this agreement shall run on a month to month basis.

Termination:  Either party reserves the right to terminate the resultant contract, in whole or in part, provided forty five (45) calendar days written notice has been given.

Default of Contract:  In case of default by Thermal, CCMP may procure the product(s) or service(s) from other sources and hold Thermal responsible for any excess cost occasioned thereby.

See Exhibit A for additional terms and conditions setting forth the expectation of the parties with respect to this business arrangement.

In Witness Whereof the parties hereto have executed this Agreement as of the date above first written.

By: /s/Bret Seabert                                   By: /s/ Robert R. Deller
Authorized CCMP Representative             Authorize Thermal Representative

Date: 2/18/09_____________                  Date: 2/17/09_________________